Exhibit 10.2

EXECUTION VERSION

SECOND AMENDED AND RESTATED BUSINESS MANAGEMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED BUSINESS MANAGEMENT AGREEMENT (this “Agreement”) is entered into effective as of June 5, 2015, by and between Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), and Reit Management & Research LLC, a Maryland limited liability company (the “Manager”).

WHEREAS, the Company and the Manager are parties to an Amended and Restated Business Management Agreement, dated as of December 23, 2013, as amended as of May 9, 2014 (as so amended, the “Original Agreement”); and

WHEREAS, the Company and the Manager wish to continue the Original Agreement in force and effect with respect to services performed and fees due with respect to such services, on and prior to the date of this Agreement, but wish to amend and restate the Original Agreement as hereinafter provided, effective with respect to services performed and fees due with respect to such services after the date of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree that the Original Agreement is hereby amended and restated to read in its entirety as follows:

1.                                      Engagement.  Subject to the terms and conditions hereinafter set forth, the Company hereby continues to engage the Manager to provide the management and real estate investment services contemplated by this Agreement with respect to the Company’s business and real estate investments and the Manager hereby accepts such continued engagement.

2.                                      General Duties of the Manager.  The Manager shall use its reasonable best efforts to present to the Company a continuing and suitable real estate investment program consistent with the real estate investment policies and objectives of the Company.  Subject to the management, direction and oversight of the Company’s Board of Trustees (the “Trustees”), the Manager shall conduct and perform all corporate office functions for the Company, including, but not limited to, the following:

(a)                                 provide research and economic and statistical data in connection with the Company’s real estate investments and recommend changes in the Company’s real estate investment policies when appropriate;

(b)                                 (i)  investigate and evaluate investments in, or acquisitions or dispositions of, real estate and related interests, and financing and refinancing opportunities, (ii) make recommendations concerning specific investments to the Trustees and (iii) evaluate and negotiate contracts with respect to the foregoing; in each case, on behalf of the Company and in the furtherance of the Company’s strategic objectives;

(c)                                  investigate, evaluate, prosecute and negotiate any claims of the Company in connection with its real estate investments or otherwise in connection with the conduct of its business;

(d)                                 administer bookkeeping and accounting functions as are required for the management and operation of the Company, contract for audits and prepare or cause to be prepared such reports and filings as may be required by any governmental authority in connection with the conduct of the Company’s business, and otherwise advise and assist the Company with its compliance with applicable legal and regulatory requirements, including, without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), the Internal Revenue Code of 1986, as amended and any regulations and rulings thereunder (the “Code”), the securities and tax statutes of any jurisdiction in which the Company is obligated to file such reports or any rules or regulations promulgated under any of the foregoing;

(e)                                  advise and assist in the preparation and filing of all offering documents (public and private), and all registration statements, prospectuses or other documents filed with the Securities and Exchange Commission (the “SEC”) or any state (it being understood that the Company shall be responsible for the content of any and all of its offering documents and SEC filings (including, without limitation, those filings referred to in Section 2(d) hereof), and the Manager shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company’s offering documents or SEC filings, whether or not material, and the Company shall promptly indemnify the Manager from such costs and liabilities);

(f)                                   retain counsel, consultants and other third party professionals on behalf of the Company;

(g)                                  provide internal audit services as hereinafter provided;

(h)                                 advise and assist with the Company’s risk management functions;

(i)                                     to the extent not covered above, advise and assist the Company in the review and negotiation of the Company’s contracts and agreements, coordinate and supervise all third party legal services and claims by or against the Company;

(j)                                    advise and assist the Company with respect to the Company’s public relations, preparation of marketing materials, internet website and investor relations services;

(k)                                 provide communications facilities for the Company and its officers and Trustees and provide meeting space as required; and

(l)                                     provide office space, equipment and experienced and qualified personnel necessary for the performance of the foregoing services.

In performing its services under this Agreement, the Manager may utilize facilities, personnel and support services of various of its affiliates.  The Manager shall be responsible for paying such affiliates for their personnel and support services and facilities out of its own funds unless otherwise approved by a majority vote of the Independent Trustees (the “Independent Trustees”), as defined in the Company’s Bylaws, as in effect from time to time (the “Bylaws”).

Notwithstanding the foregoing, fees, costs and expenses of any third party which is not an affiliate of the Manager retained as permitted hereunder are to be paid by the Company.  Without limiting the foregoing sentence, any such fees, costs or expenses referred to in the immediately preceding sentence which may be paid by the Manager shall be reimbursed to the Manager by the Company promptly following submission to the Company of a statement of any such fees, costs or expenses by the Manager.

Notwithstanding anything herein, it is understood and agreed that the duties of, and services to be provided by, the Manager pursuant to this Agreement shall not include (i) any investment management or related services with respect to any assets of the Company as the Company may wish to allocate from time to time to investments in “securities” (as defined in the Investment Advisers Act of 1940, as amended), (ii) any services that would subject the Manager to registration with the Commodity Futures Trading Commission as a “commodity trading advisor” (as such term is defined in Section 1a(12) of the Commodity Exchange Act and in CFTC Regulation 1.3(bb)(1)), or affirmatively require it to make any exemptive certifications or similar filings with respect to “commodity trading advisor” registration status, or (iii) any services or the taking of any action that would render the Manager a “municipal advisor” as defined in Section 15B(e)(4) of the Exchange Act.

3.                                      Bank Accounts.  The Manager shall establish and maintain one or more bank accounts in its own name or in the name of the Company, and shall collect and deposit into such account or accounts and may disburse therefrom any monies on behalf of the Company, provided that no funds in any such account shall be commingled with any funds of the Manager or any other person or entity unless separate records of the Company’s funds are maintained.  The Manager shall from time to time, or at any time requested by the Trustees, render an appropriate accounting of such collections and payments to the Trustees and to the auditors of the Company.

4.                                      Records.  The Manager shall maintain appropriate books of account and records relating to this Agreement, which books of account and records shall be available for inspection by representatives of the Company upon reasonable notice during ordinary business hours.

5.                                      Information Furnished to Manager.  The Trustees shall at all times keep the Manager fully informed with regard to the real estate investment policies of the Company, the capitalization policy of the Company, and reasonably informed with regard to the Trustees’ then current intentions as to the future of the Company.  The Trustees shall notify the Manager promptly of their intention to sell or otherwise dispose of any of the Company’s real estate investments or to make any new real estate investment.  The Company shall furnish the Manager with such information with regard to its affairs as the Manager may from time to time reasonably request.  The Company shall retain legal counsel, accountants and third party consultants to provide such legal and accounting advice, services and opinions as the Manager or the Trustees shall deem necessary or appropriate to adequately perform the functions of the Company.

6.                                      REIT Qualification; Compliance with Law and Organizational Documents.  Anything else in this Agreement to the contrary notwithstanding, the Manager shall refrain from any activity which, in its good faith judgment, or in the judgment of the Trustees as transmitted to the Manager in writing, would (a) adversely affect the qualification of the Company as a real estate investment trust as defined and limited in the Code or which would make the Company subject to the Investment Company Act of 1940, as amended (the “1940 Act”), (b) violate any law or rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or over its securities, or (c) not be permitted by the Company’s Declaration of Trust, as in effect from time to time (the “Declaration of Trust”), or Bylaws, except if such action shall be approved by the Trustees, in which event the Manager shall promptly notify the Trustees of the Manager’s judgment that such action would adversely affect such qualification, make the Company subject to the 1940 Act or violate any such law, rule, regulation or policy, or the Declaration of Trust or Bylaws and shall refrain from taking such action pending further clarification or instructions from the Trustees.  In addition, the Manager shall take such affirmative steps which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Manager in writing, would prevent or cure any action described in (a), (b) or (c) above.

7.                                      Manager Conduct.

(a)                                 The Manager shall adhere to, and shall require its officers and employees in the course of providing services to the Company to adhere to, the Company’s Code of Business Conduct and Ethics as in effect from time to time.

(b)                                 Neither the Manager nor any affiliate of the Manager shall sell any property or assets to the Company or purchase any assets from the Company, directly or indirectly, except as approved by a majority vote of the Independent Trustees.  No compensation, commission or remuneration shall be paid to the Manager or any affiliate of the Manager on account of services provided to the Company except as provided by this Agreement, the Property Management Agreement (hereafter defined) or otherwise approved by a majority vote of the Independent Trustees.

(c)                                  The Manager may engage in other activities or businesses and act as the manager to any other person or entity (including other real estate investment trusts) even though such person or entity has investment policies and objectives similar to those of the Company.  The Company recognizes that it is not entitled to preferential treatment in receiving information, recommendations and other services from the Manager.  The Manager shall act in good faith to endeavor to identify to the Independent Trustees any conflicts that may arise among the Company, the Manager and/or any other person or entity on whose behalf the Manager may be engaged.  When allocating investment opportunities among the persons or entities for which the Manager acts as manager, the Manager will consider the factors set forth in its allocation policy as in effect from time to time.

(d)                                 The Manager shall make available sufficient experienced and qualified personnel to perform the services and functions specified, including, without limitation, at the Company’s request, serving as the officers of the Company.  The Manager’s personnel shall receive no compensation from the Company for their services to the Company in any such capacities, except that the Company may (directly or indirectly) make awards to employees of the Manager and others under the Company’s Equity Compensation Plan or any other equity plan adopted by the Company from time to time, subject to applicable reporting and withholding. The Manager shall not be obligated to dedicate any of its personnel exclusively to the Company nor shall the Manager or any of its personnel be obligated to dedicate any specific portion of its or their time to the Company or its business, except as necessary to perform the services provided for herein.

(e)                                  The Manager’s liability under this Agreement shall be as set forth in Section 17.

8.                                      No Partnership or Joint Venture.  The Company and the Manager are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that the Company and the Manager have joint interests in any one or more investments, ownership in each other or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

9.                                      Fidelity Bond.  The Manager shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

10.                               Management Fee.  The Manager shall be paid, for the services rendered by it to the Company pursuant to this Agreement, an annual management fee (the “Management Fee”).  The Management Fee for each year shall equal the lesser of:

(a)                                 the sum of (i) seven tenths of one percent (0.7%) of the Average Invested Capital (as defined below) up to $250,000,000, plus (ii) one half of one percent (0.5%) of the Average Invested Capital exceeding $250,000,000; and

(b)                                 the sum of (i) seven tenths of one percent (0.7%) of the Average Market Capitalization (as defined below) up to $250,000,000, plus (ii) one half of one percent (0.5%) of the Average Market Capitalization exceeding $250,000,000.

For purposes of this Agreement:

“Average Invested Capital” of the Company shall mean the average of the total historical cost of the consolidated assets of the Company invested, directly or indirectly, in real estate or ownership interests in, and loans secured by, real estate and personal property owned in connection with such real estate (collectively, “Properties”) (including acquisition related costs and costs which may be allocated to intangibles or are unallocated and excluding the historical cost of Properties representing investments by the Company funded from a furniture, fixtures and equipment reserve or other improvements funded by the Company that do not result in an increase in the minimum rents or owner’s priority returns payable to the Company under the related lease or management agreement), before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves, computed by taking the average of such values at the beginning and end of the period for which Average Invested Capital is calculated.

“Average Market Capitalization” of the Company shall mean the average of the closing prices per Common Share on the Stock Exchange for each trading day during the period for which Average Market Capitalization is calculated multiplied by the average number of shares of the Company’s Common Shares of Beneficial Interest (“Common Shares”) outstanding during such period, plus the daily weighted average of aggregate liquidation preference of each class of the Company’s preferred shares outstanding during such period, plus the daily weighted average of the aggregate principal amount of the Company’s consolidated indebtedness during such period.

“Stock Exchange” shall mean the national securities exchange, as defined under the Exchange Act, on which the Common Shares are principally traded.

The Management Fee shall be computed by the Manager and payable monthly by the Company in cash within thirty (30) days following the end of each month.  Computation of the Management Fee shall be based upon the Company’s monthly financial statements and the Average Market Capitalization for the month in respect of which the Management Fee is paid.  A copy of such computation shall be delivered by the Manager to the Company within twenty-one (21) days following the end of each month.

11.                               Incentive Fee.

In addition to the Management Fee, the Manager shall be paid an annual incentive fee (the “Incentive Fee”), not in excess of the Cap (as defined below), equal to twelve percent (12%) of the product of (a) the Equity Market Capitalization (as defined below) and (b) the amount (expressed as a percentage) by which the Total Return Per Share (as defined below) during the relevant Measurement Period (as defined below) exceeds the Benchmark Return Per Share (as defined below) or the Adjusted Benchmark Return Per Share (as defined below), if applicable, for the relevant Measurement Period, as reduced by the Low Return Factor, if applicable, in the case of the Adjusted Benchmark Return Per Share.

For purposes of this Agreement:

“Benchmark Return Per Share” shall mean the cumulative percentage total shareholder return of the SNL Index for the relevant Measurement Period, but not less than zero, provided if the Total Return Per Share is in excess of twelve percent (12%) per year in any Measurement Period, the Benchmark Return Per Share for such Measurement Period shall be the lesser of the total shareholder return of the SNL Index for such Measurement Period and twelve percent (12%) per year (the “Adjusted Benchmark Return Per Share”), all determined on a cumulative basis after the initial Measurement Period, i.e. twelve percent (12%) per year multiplied by the number of years in such Measurement Period and the cumulative SNL Index.

“Cap” shall mean an amount equal to the value of the number of Common Shares which would, after issuance, represent one and one-half percent (1.5%) of the Common Shares then outstanding multiplied by the Final Share Price for the relevant Measurement Period.

“Equity Market Capitalization” shall mean the total number of Common Shares outstanding on the last trading day of the year immediately prior to the first year of any Measurement Period multiplied by the Initial Share Price for such Measurement Period.

“Final Share Price” shall mean, with respect to any Measurement Period, the average closing price of the Common Shares on the Stock Exchange on the ten (10) consecutive trading days having the highest average closing prices during the final thirty (30) trading days in the last year of the Measurement Period.

“Initial Share Price” shall mean the closing price of the Common Shares on the Stock Exchange on the last trading day of the year immediately prior to the first year of any Measurement Period, provided, however, that, with respect to calculation of the Incentive Fee in the years ending December 31, 2014 and December 31, 2015, the Initial Share Price shall be the closing price of the Common Shares on the Stock Exchange on the last trading day of the year ending December 31, 2013.

“Low Return Factor” shall mean, where the Incentive Fee is determined based upon the amount (expressed as a percentage) by which the Total Return Per Share is in excess of the Adjusted Benchmark Return Per Share, a reduction in the Incentive Fee if the Total Return Per Share is between 200 basis points and 500 basis points below the SNL Index in any year; if the Total Return Per Share is 500 basis points below the SNL Index in any year, it shall be reduced to zero and if it is below the SNL Index by more than 200 basis points, but no more than 500 basis points, it shall be reduced by a percentage determined by linear interpolation between 200 and 500, determined on a cumulative basis after the first Measurement Period, i.e. between 200 basis points and 500 basis points per year multiplied by the number of years in such Measurement Period and below the cumulative SNL Index.

“Measurement Period” shall mean, for the year beginning January 1, 2015, the consecutive two (2) year period including the then current year and the immediately prior year; and for the year beginning January 1, 2016, and thereafter, a consecutive three (3) year period including the then current year and the immediately prior two years.

“SNL Index” shall mean the SNL US REIT Hotel Index as published from time to time (or a successor index including a comparable universe of United States publicly treated real estate investment trusts).

“Total Return Per Share” of the holders of Common Shares shall mean a percentage determined by subtracting the Initial Share Price for the relevant Measurement Period from the sum of the Final Share Price for such Measurement Period, plus the aggregate amount of dividends declared in respect of a Common Share during such Measurement Period, and dividing the result by such Initial Share Price.  Computation of the Total Return Per Share shall be made annually by the Manager as of the last day of the year.

The Incentive Fee shall be computed by the Manager and payable by the Company in cash within thirty (30) days following the end of each year.  Computation of the Incentive Fee shall be based upon the Total Return Per Share, the Benchmark Return Per Share and the Equity Market Capitalization for the relevant Measurement Period, provided if additional Common Shares are issued during any Measurement Period, the computation of the Incentive Fee (including the determinations of Total Return Per Share, Equity Market Capitalization and Initial Share Price) shall give effect to the price at which such additional Common Shares were issued, the number of such additional Common Shares issued, the dividends paid in respect of such additional Common Shares and the length of time such additional Common Shares were outstanding.  A copy of such computation shall be delivered by the Manager to the Company within twenty-one (21) days following the end of each year.

If the Company’s financial statements are restated due to material non-compliance with any financial reporting requirements under the securities laws as a result of the Manager’s bad faith, fraud, willful misconduct or gross negligence, for one or more periods in respect of which the Manager received an Incentive Fee, the Incentive Fee payable with respect to periods for which there has been a restatement shall be recalculated by, and approved by a majority vote of, the Independent Trustees in light of such restatement and the Manager, at its election, shall either deliver to the Company Common Shares with a value, or pay to the Company an amount in cash, equal to the value in excess of that which the Manager would have received based upon the Incentive Fee as recalculated.  Any Common Shares delivered by the Manager pursuant to the foregoing sentence shall be valued at the volume weighted average trading price of the Common Shares on the Stock Exchange for the thirty (30) consecutive trading days after the date of the publication of the applicable restatement of the Company’s financial statements.

12.                               Share Splits, etc.  For purposes of determining the Management Fee or the Incentive Fee, if there shall occur a share split, dividend, subdivision, combination, consolidation or recapitalization with respect to the Common Shares during a year involved in such determination, the number of Common Shares outstanding during the relevant periods shall be proportionally adjusted to give effect to such share split, dividend, subdivision, combination, consolidation or recapitalization as if it had occurred as of the first day of the period in respect of which the Management Fee or Incentive Fee is being paid.

13.                               Internal Audit Services.  The Manager shall provide to the Company, or arrange to be provided by third parties approved by the Company, an internal audit function meeting applicable requirements of the Stock Exchange and the SEC and otherwise in scope approved by the Company’s Audit Committee.  In addition to the Fees, the Company agrees to reimburse the Manager, within thirty (30) days of the receipt of the invoice therefor, the Company’s pro rata share (as reasonably agreed to by a majority of the Independent Trustees from time to time) of the following:

(a)                                 employment expenses of the Manager’s director of internal audit and other employees of the Manager engaged in providing internal audit services, including but not limited to salary, wages, payroll taxes and the cost of employee benefit plans; and

(b)                                 the reasonable travel and other out-of-pocket expenses of the Manager relating to the activities of the Manager’s director of internal audit and other of the Manager’s employees engaged in providing internal audit services and the reasonable third party expenses which the Manager incurs in connection with its provision of internal audit services.

In addition, the Manager shall make available (which may be by posting to the Company’s web site) to its officers and employees providing such services to the Company the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters relating to the Company and for the confidential, anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to the Company, as set forth in the Company’s Procedures for Handling Concerns or Complaints about Accounting, Internal Accounting Controls or Auditing Matters, as in effect from time to time.

14.                               Additional Services.  If, and to the extent that, the Company shall request the Manager to render services on behalf of the Company other than those required to be rendered by the Manager in accordance with the terms of this Agreement, such additional services shall be compensated separately on terms to be agreed upon by the Manager and the Company (and approved by majority vote of the Independent Trustees) from time to time.

15.                               Expenses of the Manager.  Except as otherwise expressly provided herein or approved by majority vote of the Independent Trustees, the Manager shall bear the following expenses incurred in connection with the performance of its duties under this Agreement:

(a)                                 employment expenses of the personnel employed by the Manager, including, but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans;

(b)                                 fees and travel and other expenses paid to directors, officers and employees of the Manager, except fees and travel and other expenses of such persons who are Trustees or officers of the Company incurred in their capacities as Trustees or officers of the Company;

(c)                                  rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses of the Manager, except to the extent such expenses relate solely to an office maintained by the Company separate from the office of the Manager; and

(d)                                 miscellaneous administrative expenses relating to performance by the Manager of its obligations hereunder.

16.                               Expenses of the Company.  Except as expressly otherwise provided in this Agreement, the Company shall pay all its expenses, and, without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company shall be paid by the Company and shall not be paid by the Manager:

(a)                                 the cost of borrowed money;

(b)                                 taxes on income and taxes and assessments on real and personal property, if any, and all other taxes applicable to the Company;

(c)                                  legal, auditing, accounting, underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and listing of the Company’s securities on the Stock Exchange, including transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(d)                                 expenses of organizing, restructuring, reorganizing or liquidating the Company, or of revising, amending, converting or modifying the Company’s organizational documents;

(e)                                  fees and travel and other expenses paid to Trustees and officers of the Company in their capacities as such (but not in their capacities as officers or employees of the Manager) and fees and travel and other expenses paid to advisors, contractors, mortgage servicers, consultants, and other agents and independent contractors employed by or on behalf of the Company;

(f)                                   expenses directly connected with the investigation, acquisition, disposition or ownership of real estate interests or other property (including third party property diligence costs, appraisal reporting, the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, improvement and local management of property), other than expenses with respect thereto of employees of the Manager, to the extent that such expenses are to be borne by the Manager pursuant to Section 15 above;

(g)                                  all insurance costs incurred in connection with the Company (including officer and trustee liability insurance) or in connection with any officer and trustee indemnity agreement to which the Company is a party;

(h)                                 expenses connected with payments of dividends or interest or contributions in cash or any other form made or caused to be made by the Trustees to holders of securities of the Company;

(i)                                     all expenses connected with communications to holders of securities of the Company and other bookkeeping and clerical work necessary to maintaining relations with holders of securities, including the cost of any transfer agent, the cost of preparing, printing, posting, distributing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Company’s securities;

(j)                                    legal, accounting and auditing fees and expenses, other than those described in subsection (c) above;

(k)                                 filing and recording fees for regulatory or governmental filings, approvals and notices to the extent not otherwise covered by any of the foregoing items of this Section 16;

(l)                                     expenses relating to any office or office facilities maintained by the Company separate from the office of the Manager; and

(m)                             the costs and expenses of all equity award or compensation plans or arrangements established by the Company, including the value of awards made by the Company to the Manager or its employees, if any, and payment of any employment or withholding taxes in connection therewith.

17.                               Limits of Manager Responsibility; Indemnification; Company Remedies.  The Manager assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendation of the Manager.  The Manager, its members, officers, employees and affiliates will not be liable to the Company, its shareholders, or others, except by reason of acts constituting bad faith, fraud, willful misconduct or gross negligence in the performance of its obligations hereunder.  The Company shall reimburse, indemnify and hold harmless the Manager, its members, officers and employees and its affiliates for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, all reasonable attorneys’, accountants’ and experts’ fees and expenses) in respect of or arising from any acts or omissions of the Manager with respect to the provision of services by it or performance of its obligations in connection with this Agreement or performance of other matters pursuant to instruction by the Trustees, except to the extent such provision or performance was in bad faith, was fraudulent, was willful misconduct or was grossly negligent.  Without limiting the foregoing, the Company shall promptly advance expenses incurred by the indemnitees referred to in this section for matters referred to in this section, upon request for such advancement.

18.                               Term, Termination.  This Agreement shall continue in force and effect until December 31, 2035, and, on December 31 of each year after the effective date of this Agreement (each, an “Extension Date”), the term of this Agreement shall be automatically extended an additional year so that the term of this Agreement thereafter ends on the twentieth anniversary of such Extension Date.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated prior to the expiration of the term:

(a)                                 by the Company, (i) upon sixty (60) days’ prior written notice to the Manager (such termination, a “Termination for Convenience”), (ii) for Cause, immediately upon written notice to the Manager (such termination, a “Termination for Cause”), (iii) for a Performance Reason, upon written notice to the Manager given within sixty (60) days after the end of the calendar year giving rise to such Performance Reason (such termination, a “Termination for Performance”), or (iv) by written notice at any time during the twelve (12)-month period immediately following the date a Manager Change of Control occurred; or

(b)                                 by the Manager, for Good Reason, upon sixty (60) days’ prior written notice to the Company (or ninety (90) days if the Company takes steps to cure any relevant default within thirty (30) days of written notice to the Company).

Any notice of termination shall include the reason for such termination.

In the event of a Termination for Convenience by the Company or a termination by the Manager pursuant to Section 18(b), the Company shall pay the Manager an amount in cash (the “Full Termination Fee”) equal to the sum of the present values of Monthly Future Fees payable for the Remaining Term, determined by assuming that a Monthly Future Fee is payable for each month in the Remaining Term on the thirtieth (30th) day after the end of that month and calculating for each Monthly Future Fee the present value of that fee by applying a discount rate to that fee equal to one-twelfth (1/12) the sum of the applicable Treasury Rate plus 300 basis points, with monthly periods for discounting.

In the event of a Termination for Performance, the Company shall pay the Manager an amount in cash (the “Performance Termination Fee”) equal to the sum of the present values of Monthly Future Fees payable for the first one hundred twenty (120) months of the Remaining Term, determined by assuming that a Monthly Future Fee is payable for each of the first one hundred twenty (120) months in the Remaining Term on the thirtieth (30th) day after the end of that month and calculating for each Monthly Future Fee the present value of that fee by applying a discount rate to that fee equal to one-twelfth (1/12) the sum of the applicable Treasury Rate plus 300 basis points, with monthly periods for discounting.  It is expressly understood and agreed that a Termination for Performance and payment of the Performance Termination Fee is the Company’s intended remedy for a Performance Reason.

No Full Termination Fee or Performance Termination Fee shall be payable in the event of termination by the Company pursuant to Section 18(a)(ii) (Termination For Cause) or Section 18(a)(iv) (following a Manager Change of Control).

The provisions of this Section 18 shall not apply as a limitation on the amount which may be paid by agreement of the Company and the Manager in connection with a transaction pursuant to which any assets or going business values of the Manager are acquired by the Company in association with termination of this Agreement and the Full Termination Fee or the Performance Termination Fee, as applicable, is in addition to any amounts otherwise payable to the Manager under this Agreement as compensation for services and for expenses of or reimbursement due to the Manager through the date of termination.  Also, payment of the Full Termination Fee or the Performance Termination Fee, as applicable, shall not affect other rights and obligations created under Sections 2, 14, 17, 18 and 19 of this Agreement or otherwise between the Company and the Manager.

19.                               Action Upon Termination.  From and after the effective date of any termination of this Agreement, the Manager shall be entitled to no compensation (other than the Full Termination Fee or the Performance Termination Fee, if applicable) for services rendered hereunder for the remainder of the then-current term of this Agreement, but shall be paid, on a pro rata basis as set forth in this Section 19, all compensation due for services performed prior to the effective date of such termination, including without limitation, a pro rata portion of the current year’s Incentive Fee (except as otherwise provided below).  Upon such termination, the Manager shall as promptly as practicable:

(a)                                 pay over to the Company all monies collected and held for the account of the Company by it pursuant to this Agreement, after deducting therefrom any accrued Management Fee or Incentive Fee and reimbursements for its expenses to which it is then entitled;

(b)                                 deliver to the Trustees a full and complete accounting, including a statement showing all sums collected by it and a statement of all sums held by it for the period commencing with the date following the date of its last accounting to the Trustees; and

(c)                                  deliver to the Trustees all property and documents of the Company then in its custody or possession.

The Management Fee due upon termination shall be computed and payable within thirty (30) days following the date of the notice of termination.  The Incentive Fee and, to the extent applicable, the Full Termination Fee or Performance Termination Fee, due upon termination shall be computed and payable within thirty (30) days following the date of termination.  A copy of all computations of the Management Fee, Incentive Fee and, to the extent applicable, the Full Termination Fee or Performance Termination Fee, shall be delivered by the Manager to the Company within thirty (30) days following the date of termination.

The Management Fee for any partial month prior to termination will be computed by multiplying the Management Fee which would have been earned for the full month by a fraction, the numerator of which is the number of days in the portion of such month prior to the date of termination, and the denominator of which shall be thirty (30).

For purposes of computation of the Incentive Fee for any partial year prior to termination, the last year of the Measurement Period will be deemed to have ended on the effective date of termination and the computation of the Incentive Fee shall be based upon prior whole years in the Measurement Period and with respect to the year in which termination occurred, the portion of the year in which termination occurred.

In addition to other actions on termination of this Agreement, for up to one hundred twenty (120) days following the effective date of any termination of this Agreement in accordance with the terms hereof, the Manager shall cooperate with the Company and use commercially reasonable efforts to facilitate the orderly transfer of the management and real estate investment services provided under this Agreement to employees of the Company or to its designee, including, but not limited to the transfer of bookkeeping and accounting functions and legal and regulatory compliance and reporting. In connection therewith, the Manager shall assign to the Company, and the Company shall assume, any authorized agreements the Manager executed in its name on behalf of the Company and the Manager shall assign to the Company all proprietary information with respect to the Company.  Additionally, the Company or its designee shall have the right to offer employment to any employee of the Manager whom the Manager proposes to terminate in connection with a Covered Termination and the Manager shall cooperate with the Company or its designee in connection therewith.

20.                               Trustee Action.  Wherever action on the part of the Trustees is contemplated by this Agreement, action by a majority of the Trustees, including a majority of the Independent Trustees, shall constitute the action provided for herein.

21.                               TRUSTEES AND SHAREHOLDERS NOT LIABLE.  THE DECLARATION OF TRUST OF THE COMPANY, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS, IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT

THE NAME HOSPITALITY PROPERTIES TRUST REFERS TO THE TRUSTEES COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY.  NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY.  ALL PERSONS OR ENTITIES DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

22.                               Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, on the next business day if transmitted by a nationally recognized overnight courier or on the third (3rd) business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company:

Hospitality Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn:  President and Board of Trustees
Facsimile:  (617) 969-5730

with copies (which shall not constitute notice) to:

Sullivan & Worcester LLP
One Post Office Square
Boston, MA  02109
Attn:  Richard Teller
Facsimile:  (617) 338-2880

Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, MD 21202
Attn: James J. Hanks, Jr., Esq.
Facsimile:  (410) 244-7742

If to the Manager:

Reit Management & Research LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn:  President
Facsimile:  (617) 928-1305

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, MA  02116
Attn:  Margaret R. Cohen
Facsimile:  (617) 305-4859

Saul Ewing LLP
500 E. Pratt Street, Suite 900
Baltimore, MD 21202-3133
Attn: Eric G. Orlinsky, Esq.
Facsimile:  (410) 332-8688

23.                               Amendments.  This Agreement shall not be amended, changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein.

24.                               Assignment.  Neither party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other party, except that the Manager may assign this Agreement to any subsidiary of Parent so long as such subsidiary is then and remains Controlled by Parent.

25.                               Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, any successors or permitted assigns of the parties hereto as provided herein.

26.                               No Third Party Beneficiary.  Except as otherwise provided in Section 28(i), no person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

27.                               Governing Law.  The provisions of this Agreement and any Dispute (as defined below), whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law.

28.                               Arbitration.

(a)                                 Any disputes, claims or controversies arising out of or relating to this Agreement, the provision of services by the Manager pursuant to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of the Company, Parent or the Manager or any holder of equity interests (which, for purposes of this Section 28, shall mean any holder of record or any beneficial owner of equity interests or any former holder of record or beneficial owner of equity interests) of the Company, Parent or the Manager, either on his, her or its own behalf, on behalf of the Company, Parent or the Manager or on behalf of any series or class of equity interests of the Company, Parent or Manager or holders of any equity interests of the Company, Parent or the Manager against the Company, Parent or the Manager or any of their respective trustees, directors, members, officers, managers (including the Manager or its successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement or the governing documents of the Company, Parent or the Manager (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 28.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of the Company, Parent or the Manager and class actions by a holder of equity interests against those individuals or entities and the Company, Parent or the Manager.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Section 28, the term “equity interest” shall mean, (i) in respect of the Company, shares of beneficial interest of the Company, (ii) in respect of the Manager, “membership interest” in the Manager as defined in the Maryland Limited Liability Companies Act and (iii) in respect of Parent, shares of capital stock of Parent.

(b)                                 There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)                                  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)                                 There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e)                                  In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Maryland.  Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based.  Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Subject to Section 28(g), each party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

(f)                                   Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Company’s, Parent’s or the Manager’s, as applicable, award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(g)                                  Notwithstanding any language to the contrary in this Agreement, the Award, including but not limited to, any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of the Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 28(f) hereof shall apply to any appeal pursuant to this Section and the appeal tribunal shall not render an award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(h)                                 Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 28(g), the Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(i)                                     This Section 28 is intended to benefit and be enforceable by the Company, the Manager, Parent and their respective holders of equity interests, trustees, directors, officers, managers (including the Manager or its successor), agents or employees, and their respective successors and assigns and shall be binding upon the Company, the Manager, Parent and their respective holders of equity interests, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

29.                               Consent to Jurisdiction and Forum.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Baltimore, Maryland.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 22 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROVISION OF SERVICES BY THE MANAGER PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  Notwithstanding anything herein to the contrary, if a demand for arbitration of a Dispute is made pursuant to Section 28, this Section 29 shall not pre-empt resolution of the Dispute pursuant to Section 28.

30.                               Captions.  The captions included herein have been inserted for ease of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

31.                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any pre-existing agreements with respect to such subject matter.  This Agreement constitutes an integral part of, and a condition to, the transactions contemplated by the Transaction Agreement entered into as of the date hereof by and among the Company, the Manager, Parent and Reit Management & Research Trust, a Massachusetts business trust.

32.                               Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

33.                               Survival.  The provisions of Section 2 (limited to the obligation of the Company to indemnify the Manager for matters provided thereunder) and Sections 17 through and including 35 of this Agreement shall survive the termination hereof.  Any termination of this Agreement shall be without prejudice to the rights of the parties hereto accrued prior to the termination or upon termination.

34.                               Other Agreements.  The parties hereto are also parties to a Second Amended and Restated Property Management Agreement, dated as of the date hereof, as in effect from time to time (the “Property Management Agreement”).  The parties agree that this Agreement does not include or otherwise address the rights and obligations of the parties under the Property Management Agreement and that the Property Management Agreement provides for its own separate rights and obligations of the parties thereto, including without limitation separate compensation payable by the Company and the other Owners (as defined in the Property Management Agreement) to the Manager thereunder for services to be provided by the Manager pursuant to the Property Management Agreement.

35.                               Equal Employment Opportunity Employer.  The Manager is an equal employment opportunity employer and complies with all applicable state and federal laws to provide a work environment free from discrimination and without regard to race, color, sex, sexual orientation, national origin, ancestry, religion, creed, physical or mental disability, age, marital status, veteran’s status or any other basis protected by applicable laws.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, under seal, as of the day and year first above written.

HOSPITALITY PROPERTIES TRUST

	By:	/s/ John G. Murray
Name: John G. Murray
Title: President and Chief Operating Officer

REIT MANAGEMENT & RESEARCH LLC

	By:	/s/ Matthew P. Jordan
Name: Matthew P. Jordan
Title: Treasurer and Chief Financial Officer

SOLELY IN RESPECT OF SECTION 28, PARENT:

REIT MANAGEMENT & RESEARCH INC.

	By:	/s/ Matthew P. Jordan
Name: Matthew P. Jordan
Title: Treasurer and Chief Financial Officer

[Signature Page to the Second Amended and Restated Business Management Agreement]

Exhibit A

Definitions

The following definitions shall be applied to the terms used in the Agreement for all purposes, unless otherwise clearly indicated to the contrary.  All capitalized terms used in this Exhibit A but not defined in this Exhibit A shall have the respective meanings given to those terms in the Agreement.  Unless otherwise noted, all section references in this Exhibit A refer to sections in the Agreement.

(1)                                 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person.

(2)                                 “Cause” shall mean: (i) the Manager engages in any act that constitutes bad faith, fraud, willful misconduct or gross negligence in the performance of its obligations under this Agreement; (ii) a default by the Manager in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed by the Manager, the consequence of which is a Material Adverse Effect; (iii) the Manager is convicted of a felony; (iv) any executive officer or senior manager of the Manager is convicted of a felony or other crime, whether or not a felony, involving his or her duties as an employee of the Manager and who is not promptly discharged and any actual loss suffered by the Company as a result of such felony or crime is not promptly reimbursed; (v) any involuntary proceeding is commenced against the Manager seeking liquidation, reorganization or other relief with respect to the Manager or its debts under bankruptcy, insolvency or similar law and such proceeding is not dismissed in one hundred twenty (120) days; or (vi) the Manager authorizes the commencement of a voluntary proceeding seeking liquidation, reorganization or other relief with respect to the Manager or its debts under bankruptcy, insolvency or similar law or the appointment of a trustee, receiver, liquidator, custodian or similar official of the Manager or any substantial part of its property.

(3)                                 “Charitable Organization” shall mean an organization that is described in section 501(c)(3) of the Code (or any corresponding provision of a future United States Internal Revenue law) which is exempt from income taxation under section 501(a) thereof.

(4)                                 “Continuing Parent Directors” shall mean, as of any date of determination, any member of the Board of Directors of Reit Management & Research Inc., a Maryland corporation (“Parent”), who was (i) a member of the Board of Directors of Parent as of the date of this Agreement or (ii) nominated for election or elected to the Board of Directors of Parent by, or whose election to the Board of Directors of Parent was made or approved by, (x) the affirmative vote of a majority of Continuing Parent Directors who were members of the Board of Directors of Parent at the time of such nomination or election (and not including a director whose initial assumption of office is in connection with an actual or threatened contested solicitation, including, without limitation, a consent or proxy solicitation, relating to the election of directors of Parent or an unsolicited tender offer or exchange offer for Parent’s voting securities) or (y) so long as Parent is Controlled by one or both Founders, by one or both Founders.

(5)                                 “Control” of an entity, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise and the participles “Controls” and “Controlled” have parallel meanings.

(6)                                 “Covered Termination” shall mean a Termination for Convenience, a Termination for Performance or a termination by the Manager pursuant to Section 18(b).

(7)                                 “Founder” shall mean each of Barry M. Portnoy and Adam D. Portnoy.

(8)                                 “Good Reason” shall mean: (i) a default by the Company in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed by the Company, the consequence of which was materially adverse to the Manager and which did not result from and was not attributable to any action, or failure to act, of the Manager, and such default shall continue for a period of sixty (60) days (or ninety (90) days if the Company takes steps to cure such default within thirty (30) days of written notice to the Company) after written notice thereof by the Manager specifying such default and requesting that the same be remedied in such sixty (60) day period; (ii) the Company materially reduces the duties and responsibilities historically performed by the Manager or materially reduces the scope of the authority of the Manager as historically exercised by the Manager under this Agreement, including, without limitation, the Company appoints or engages a Person or personnel to perform material services historically provided by the Manager or its personnel; or (iii) the consummation of any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including securities of the Company’s subsidiaries) on a consolidated basis, other than a sale, lease, transfer, conveyance or other disposition to a subsidiary of the Company Controlled by the Company, an RMR Managed Company or another entity to which the Manager has agreed to provide management services.

(9)                                 “Immediate Family Member” as used to indicate a relationship with any individual, shall mean (x) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any other individual (other than a tenant or employee), which individual is sharing the household of that individual or (y) a trust, the beneficiaries of which are the individual and/or any Immediate Family Member of such individual.

(10)                          “Law” means any law, statute, ordinance, rule, regulation, directive, code or order enacted, issued, promulgated, enforced or entered by any governmental entity.

(11)                          “Manager Change of Control” shall be deemed to have occurred upon any of the following events:

(i)                                     any “person” or “group”(as such terms are used in Sections 13(d) of the Exchange Act), other than a Permitted Manager Transferee or a Person to whom the Manager would be permitted to assign this Agreement pursuant to Section 24 of this Agreement, becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, except that any person shall be deemed to beneficially own securities such person has a right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the then outstanding voting power of the voting securities of the Manager and/or Parent, as applicable;

(ii)                                  the consummation of any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Manager (including securities of the Manager’s subsidiaries) on a consolidated basis, except the transfer of outstanding voting power of the voting securities of the Manager or Parent to a Permitted Manager Transferee or if the transaction constitutes a permissible assignment under Section 24 of this Agreement; or

(iii)                               at any time, the Continuing Parent Directors cease for any reason to constitute the majority of the Board of Directors of Parent;

provided, however, that if the Manager is no longer a subsidiary of Parent as a result of a transaction not constituting a Manager Change of Control, then a Manager Change of Control shall be deemed to have occurred upon any of the foregoing events that affect the Manager only (and no Manager Change of Control shall be deemed to have occurred if such event affects Parent).

(12)                          “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences, has had a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences to the extent attributable to: (i) any changes in general United States or global economic conditions; (ii) any changes in conditions generally affecting any of the industry(ies) in which the Company and its subsidiaries operate; (iii) any Performance Reason or any decline in the market price, credit rating or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such Performance Reason or decline may be taken into account in determining whether there has been a Material Adverse Effect); (iv) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction; (v) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (vi) any actions that were not recommended by the Manager that are approved by the Independent Trustees, or the consequences thereof; (vii) any change in applicable Law or United States generally accepted accounting principles (or authoritative interpretations thereof); (viii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism; or (ix) any hurricane, tornado, flood, earthquake or other natural disaster.

(13) “Monthly Future Fee” shall mean (i) the sum of (A) the total Management Fee earned by the Manager under this Agreement for the twelve (12)-month period immediately preceding the effective date of a Covered Termination, plus (B) the aggregate of all amounts payable to the Manager for internal audit services pursuant to Section 13 of this Agreement for the twelve (12)-month period immediately preceding the effective date of a Covered Termination, divided by (ii) twelve (12), and rounded upward to the nearest whole number.

If there is a Covered Termination following a merger between the Company and another real estate investment trust to which the Manager is providing business management services (an “RMR Managed Company”), the Monthly Future Fee shall be calculated by reference to (i) the aggregate of the total Management Fee payable by the Company to the Manager and the total management fee payable by the other RMR Managed Company to the Manager for the applicable period plus (ii) the aggregate of all amounts payable by the Company and the other RMR Managed Company to the Manager for internal audit services, in each case for the period specified above.

If there is a Covered Termination following the spin-off of a subsidiary of the Company (by sale in whole or part to the public or distribution to the Company’s shareholders) to which the Company contributed Properties (the “Contributed Properties”) and which was an RMR Managed Company both at the time of the spin-off and on the date of the Covered Termination, in determining the Termination Fee, the Monthly Future Fee shall be calculated by reference to (i) the Average Invested Capital and Average Invested Capital of the Contributed Properties after reduction by the historical cost of the Contributed Properties (if then included in Average Invested Capital or Average Invested Capital of the Contributed Properties), provided such recalculated Monthly Future Fee shall only be used in determining the Termination Fee if it would result in a calculation of the Monthly Future Fee which would have been lower than that which was payable, plus (ii) amounts payable for internal audit services for any period prior to the spin-off shall be reduced to represent the same percentage of amounts charged to all RMR Managed Companies as is charged to the Company after the spin-off.

(14)                          “Performance Reason” shall mean, for any period of three (3) consecutive calendar years beginning with the 2016 calendar year: (i) for each calendar year in such period, the TSR of the Company is less than (A) the percentage total shareholder return of the SNL Index for the year, minus (B) five percent (5%) (for illustrative purposes and the avoidance of doubt, if the percentage total shareholder return of the SNL Index for a year is positive fifteen percent (15%), the TSR for the year must be less than ten percent (10%) in the same year to count as one of the three (3) consecutive years that may be included within a Performance Reason), and (ii) for each calendar year in such period, the TSR of the Company is less than the TSR (determined for each company separately) of sixty-six percent (66%) of the member companies in the SNL Index (for illustrative purposes and the avoidance of doubt, if there are ninety (90) member companies in the SNL Index, the Company’s TSR for a year must be less than the TSR of sixty (60) member companies in the SNL Index).  For purposes of the calculation of TSR and percentage total shareholder return of the SNL Index in clauses (i) and (ii) of the preceding sentence, each such calendar year shall be treated as a Measurement Period.

(15)                          “Permitted Manager Transferee” shall mean: (A) Parent or any of its Controlled subsidiaries; (B) any employee benefit plan of the Manager, Parent or any of their respective Controlled subsidiaries; (C) any Founder or any of a Founder’s lineal descendants; (D) any Immediate Family Member of a Founder or any of an Immediate Family Member’s lineal descendants; (E) any Qualifying Employee, any Immediate Family Member of a Qualifying

Employee or any of the Qualifying Employee’s or Immediate Family Member’s lineal descendants; (F) a Person described in clause (C), (D) or (E) to whom securities are transferred by will or pursuant to the laws of descent and distribution by a Person described in clause (C), (D) or (E) of this definition; (G) any entity Controlled by any Person or Persons described in clause (B), (C), (D), (E) or (F) of this definition; (H) a Charitable Organization Controlled by any Person or Persons described in clause (C), (D), (E) or (F) of this definition; (I) an entity owned, directly or indirectly, by shareholders (or equivalent) of the Manager or Parent in substantially the same proportions as their ownership of the Manager or Parent, as applicable, immediately prior to the acquisition of beneficial ownership; (J) any Person approved by the Company in writing; or (K) an underwriter temporarily holding securities of the Manager or Parent, as applicable, pursuant to an offering of such securities; provided, however, that “lineal descendants” shall not include Persons adopted after attaining the age of eighteen (18) years and any such adopted Person’s descendants, and further provided that any subsidiary described in clause (A) or (B), any entity described in clause (G) and Charitable Organization described in clause (H), shall only be a Permitted Manager Transferee so long as it remains Controlled as provided in clause (A), (B), (G) or (H).

(16)                          “Person” shall mean an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

(17)                          “Qualifying Employee” means any employee of the Manager or Parent or any of their respective subsidiaries who is and has been an employee of the Manager or Parent or any of their respective subsidiaries for at least thirty-six (36) months.

(18)                          “Remaining Term” shall mean the remaining period in the term of this Agreement had the Agreement not been terminated (rounded to nearest month), up to a maximum of twenty (20) years.

(19)                          “Treasury Rate” shall mean, for the calculation of the present value of a Monthly Future Fee, the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Federal Reserve Statistical Release H.15 under the caption “Treasury Constant Maturities” for the maturity corresponding to the date that is the thirtieth (30th) day after the end of the month for which the Monthly Future Fee is assumed to be payable.  If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such period shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.  For purposes of calculating the applicable Treasury Rates, the most recent Federal Reserve Statistical Release H.15 (or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities) published prior to the required date of payment of the Termination Fee will be used.  If such statistical release is not published at the time of any determination under this Agreement, then any publicly available source of similar market data which shall be selected by the Manager, will be used.

(20)                          “TSR” of a company shall be determined by (i) subtracting, for the relevant Measurement Period, (A) the closing price of the common shares of the company on the principal national securities exchange (as defined in the Exchange Act) on which the shares are traded, on the last trading day immediately prior to the beginning of the Measurement Period (the “Initial Price” ) from (B) the sum of the average closing price of the common shares on the ten (10) consecutive trading days having the highest average closing prices during the final thirty (30) trading days of the Measurement Period, plus the aggregate amount of dividends declared in respect of a common share during the Measurement Period, and (ii) dividing the result by the Initial Price.